EXHIBIT 10.1
EMPLOYMENT SEPARATION AGREEMENT
     THIS EMPLOYMENT SEPARATION AGREEMENT (the “Agreement”), which includes Exhibits A, B and C hereto which are incorporated herein by this reference, is entered into by and between TEKELEC, a California corporation (“Tekelec”), and LORI CRAVEN (“Former Employee”), and shall become effective on the Termination Date defined in Recital paragraph A below. (the “Effective Date”).
RECITALS
     A. Former Employee ceased or will cease to be an employee and officer of Tekelec as of the close of business on June 30, 2006 (the “Termination Date”). Former Employee will utilize her accrued paid time off commencing June 1, 2006 through the Termination Date. Except as provided in Section 11 of this Agreement, after June 30, 2006, Former Employee will not be required to provide any services as an employee, independent contractor or other service provider for Tekelec or any related person or entity that along with Tekelec would be considered a single employer under Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended.
     B. Former Employee desires to receive severance benefits under Tekelec’s Officer Severance Plan dated May 14, 1993 (the “Severance Plan”), which benefits are stated in the Severance Plan to be contingent upon, among other things, Former Employee’s entering into this Agreement and undertaking the obligations set forth herein.
     C. Tekelec and Former Employee desire to set forth their respective rights and obligations with respect to Former Employee’s separation from Tekelec and to finally and forever settle and resolve all matters concerning Former Employee’s past services to Tekelec.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, Tekelec and Former Employee hereby agree as follows:
1. DEFINITIONS
     As used herein, the following terms shall have the meanings set forth below:
     1.1 “Includes;” “Including.” Except where followed directly by the word “only,” the terms “includes” or “including” shall mean “includes, but is not limited to,” and “including, but not limited to,” respectively.
     1.2 “Severance Covered Period.” The term “Severance Covered Period” shall mean a period of time commencing upon the Effective Date and ending on the date on which the last installment of the Severance Allowance is due and payable pursuant to Section 6.2 of this Agreement.

     1.3 Other Capitalized Terms. Capitalized terms (other than those specifically defined herein) shall have the same meanings ascribed to them in the Severance Plan.
2. MUTUAL REPRESENTATIONS, WARRANTIES AND COVENANTS
     Each party hereto represents, warrants and covenants (with respect to itself/herself only) to the other party hereto that, to its/her respective best knowledge and belief as of the date of each party’s respective signature below:
     2.1 Full Power and Authority. It/she has full power and authority to execute, enter into and perform its/her obligations under this Agreement; this Agreement, after execution by both parties hereto, will be a legal, valid and binding obligation of such party enforceable against it/her in accordance with its terms; it/she will not act or omit to act in any way which would materially interfere with or prohibit the performance of any of its/her obligations hereunder, and no approval or consent other than as has been obtained of any other party is necessary in connection with the execution and performance of this Agreement.
     2.2 Effect of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions hereby contemplated:
          (a) will not interfere or conflict with, result in a breach of, constitute a default under or violation of any of the terms, provisions, covenants or conditions of any contract, agreement or understanding, whether written or oral, to which it/she is a party (including, in the case of Tekelec, its bylaws and articles of incorporation each as amended to date) or to which it/she is bound;
          (b) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental agency or court having jurisdiction over such party; and
          (c) has not heretofore been assigned, transferred or granted to another party, or purported to assign, transfer or grant to another party, any rights, obligations, claims, entitlements, matters, demands or causes of actions relating to the matters covered herein.
     2.3 Representations and Warranties of Tekelec Only. Tekelec represents and warrants that Former Employee is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i)
3. CONFIDENTIALITY OBLIGATIONS DO NOT TERMINATE
     Former Employee acknowledges that any confidentiality, proprietary rights or nondisclosure agreement(s) in favor of Tekelec which she may have entered into in connection with her employment (collectively, the “Nondisclosure Agreement”) with Tekelec is understood to be intended to survive, and does survive, any termination of such employment, and accordingly nothing in this Agreement shall be construed as terminating, limiting or otherwise affecting any such Nondisclosure Agreement or Former Employee’s obligations thereunder. Without limiting the generality of the foregoing, no time period set forth in this Agreement shall be construed as shortening or limiting the term of any such Nondisclosure Agreement, which term shall continue as set forth therein.
4. BENEFITS
     4.1 Life Insurance Continuation. In lieu of Tekelec’s continuation of Former Employee’s life insurance benefits after the Termination Date, the Severance Allowance described in Section 6.2 below has been increased by the amount of $1800.00. Any conversion or continuation of life insurance after the Termination Date shall be at Former Employee’s sole expense in accordance with the terms of applicable life insurance policy.
     4.2 Health Care Insurance Continuation. Tekelec (at its expense) will continue, for a period of 18 months following the Termination Date, health care coverage including medical, dental and vision coverage for Former Employee and her family members so long as they are “qualified beneficiaries” (as such term is defined in the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”)) entitled to COBRA continuation coverage, such coverage to be provided under Tekelec’s group health plan(s) generally available during such period to employees participating in such plan(s) and at levels and with coverage no greater than those provided to such Former Employee as of the Termination Date. Thereafter, Former Employee (at her expense) may elect coverage under a conversion health plan available under Tekelec’s group health plan(s) from Tekelec’s health insurance carrier if and to the extent she is entitled to do so as a matter of right under federal or state law.
     4.3 Other Benefit Plans. Except as otherwise expressly provided in this Section 4 or as required by applicable law, Former Employee shall have no right to continue her participation in any Tekelec benefit plan following such employee’s termination.
5. STOCK OPTIONS
     5.1 Outstanding Stock Options. Exhibit A hereto sets forth any and all outstanding stock options, warrants and other rights to purchase capital stock or other securities of Tekelec which have been previously issued to Former Employee and which are outstanding and vested as of the date hereof. Except as specifically set forth in Section 5.2 below, nothing in this Agreement shall alter or affect any of such outstanding stock options, warrants or rights or Former Employee’s rights or responsibilities with respect thereto, including but not limited to Former Employee’s rights to exercise any of her options, warrants or rights following the Termination Date.
     5.2 Extension of Exercise Period. The parties acknowledge that in connection with the filing of Tekelec’s Current Report on Form 8-K in February 2006, wherein Tekelec announced that it would restate previously issued financial statements, Tekelec is prohibited by applicable securities laws from issuing any shares of its common stock (hereinafter referred to as the “restriction”) and accordingly, Former Employee is unable to exercise any of her stock options until Tekelec becomes current in its financial reporting and the restriction lapses. In consideration for Former Employee’s release of claims set forth herein, and her continuing performance of her obligations under the Employment Separation Agreement (including but not limited to Former Employee’s obligations under Sections 7 , 8, 10 and 11 thereof), Tekelec agrees to extend the exercise period with respect to Former Employee’s nonstatutory stock options (“NSOs”) totaling 323,752 shares as set forth on Exhibit A, for a limited period following the lapse of the restriction to the extent indicated in footnotes 2 through 5 therein. Upon the termination dates as specified therein, said options to the extent not exercised shall terminate and expire for all purposes.
     5.3 No Guarantees of Exercisability or Value; No Other Changes. Tekelec has not extended the term of the Incentive Stock Option granted to Former Employee on January 18, 2002 for 20,000 shares (the “ISO”), has not promised Former Employee that the restriction will lapse prior to the termination of the ISO, and Former Employee understands that there can be no assurance that Former Employee will have the opportunity to exercise the ISO. Former Employee further acknowledges that Tekelec has not guaranteed the value of any of Former Employee’s nonstatutory stock options. Except as specifically set forth in Section 5.2 above and Exhibit A, the time period through which Former Employee may exercise her vested stock options shall expire in accordance with the terms of the stock option plans under which Former Employee’s options were granted.
6. PAYMENTS TO FORMER EMPLOYEE
     6.1 Employee Compensation. Tekelec has paid or shall pay in 2006 within the time period required by law, any and all salary and accrued but unpaid vacation and sick pay owed by Tekelec to Former Employee up to and including the Termination Date other than any severance payments owed to her under the terms of this Agreement and certain bonuses as described in this Section 6.1(b)
          (a) Former Employee’s quarterly bonus due for the fourth quarter of 2005 (Q405) in the amount of $12,852.00, and her MBO 2005 bonus due in the amount of $58,527.00 shall be paid at the same time as such bonuses are paid to other similarly situated executive officers of Tekelec but in no event later than the Termination Date.
          (b) The parties acknowledge that any bonuses due to Former Employee for the first quarter of 2006 (“Q106”) and the second quarter of 2006 (“Q206”) may not have been calculated and/or paid as of the Termination Date. Tekelec agrees to pay Former Employee any bonus due for Q106 and Q206 under the 2006 Executive Officer Bonus Plan when such bonuses are calculated and paid to similarly situated executive officers of Tekelec, but in any case on or before December 31, 2006, and further agrees to waive the requirement that Former Employee must be in active status on the bonus payment date(s) to receive her bonuses for Q106 and Q206 Former Employee understands that Tekelec has not promised that any bonus will be payable under the terms of the Executive Officer Bonus Plan for such periods.
     6.2 Severance Allowance. In consideration for the release by Former Employee set forth herein (including the release of any and all claims Former Employee has or may have under the Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefit Protection Act (“OWBPA”)) and Former Employee’s performance of her obligations under this Agreement

     (including but not limited to Former Employee’s obligations under Section 7 hereof), Former Employee is entitled to receive, and Tekelec shall pay to Former Employee a Severance Allowance in the aggregate gross amount of $648,033.00 (the “Severance Allowance”), less all applicable withholding taxes. Such Severance Allowance shall be paid by direct deposit into Former Employee’s bank account on file with Tekelec according to the following schedule: Fifty percent (50%) of the Severance Allowance ($324, 016.50, less all applicable withholdings and deductions) shall be due and payable on January 3, 2007, and the remainder of the Severance Allowance shall be due and payable in six (6) equal monthly installments of $54,002.75 (less all applicable withholdings and deductions), on February 2, 2007, March 2, 2007, April 3, 2007, May 2, 2007, June 4, 2007, and a final payment on July 3, 2007. The parties specifically acknowledge and agree that Former Employee has requested and Tekelec has agreed to accumulate and defer all installment payments of the Severance Allowance that would otherwise be due during the first six (6) months following the Termination Date in order to comply with Section 409A of the Internal Revenue Code
7. NON-COMPETITION AND NON-SOLICITATION
     7.1 Subject and in addition to Former Employee’s existing fiduciary duties as a former officer and employee of Tekelec to the extent such continues under applicable law after Former Employee’s Termination Date, provided that Tekelec has not breached any of the terms of this Agreement or any other currently existing written agreements between Tekelec and Former Employee, Former Employee agrees until the earlier of (i) the completion of the Severance Covered Period or (ii) such date as Tekelec may terminate this Agreement for default hereunder:
          (a) Not to engage, either directly or indirectly, in any Competing Business Activity (as defined below) or be associated with a Competing Business Entity (as defined below) as an officer, director, employee, principal, consultant, lender, creditor, investor, agent or otherwise for any corporation, partnership, company, agency, person, association or any other entity; provided, however, that nothing contained herein shall prevent Former Employee from owning not more than 5% of the common equity and not more than 5% of the voting power of, or lending not more than $25,000 to, any Competing Business Entity or any business engaged in a Competing Business Activity; provided, further, that for purposes of this agreement, any equity ownership, voting control or lending activity of Former Employee shall be deemed to include that of (i) any family member or (ii) person or entity controlled by Former Employee;
          (b) Not to call upon or cause to be called upon, or solicit or assist in the solicitation of, in connection with any Competing Business Entity or Competing Business Activity, any entity, agency, person, firm, association, partnership or corporation that is a customer or account of Tekelec, currently and/or during the Severance Covered Period, for the purpose of selling, renting, leasing, licensing or supplying any product or service that is the same as, similar to or competitive with the products or services then being sold or developed by Tekelec;

          (c) Not to enter into an employment or agency relationship with a Competing Business Entity or involving a Competing Business Activity with any person who, at the time of such entry, is an officer, director, employee, principal or agent of or with respect to Tekelec; and
          (d) Not to induce or attempt to induce any person described in Section 7.1(c) to leave her employment, agency, directorship or office with Tekelec.
     7.2 For purposes of this Section 7, a “Competing Business Activity” shall mean any business activity of a person or entity (other than Tekelec) involving the development, design, manufacture, distribution, marketing, licensing, renting, leasing or selling within the Territory (as defined below) of products and services which are the same as, similar to or competitive with products or services of Tekelec then in existence or under development. For purposes hereof, the Territory shall include the United States of America, Canada, Central America, South America, Europe, Japan, Australia, Singapore, China, India, the Russian Federation and such other countries in which Tekelec then distributes, markets, licenses, rents, leases or sells its products or services. An entity as a whole shall be deemed to be a Competing Business Entity if it has one or more business activities involving the development, design, manufacture, distribution, marketing, licensing, renting, leasing or selling directly or indirectly within the Territory of products or services which are the same as, similar to or competitive with products or services of Tekelec then being sold or under development and if and only if the revenues derived directly or indirectly from engaging in such business activities by such entity represent either more than 3% of the entity’s revenues or at least $5 million in aggregate sales, or both, for the then-preceding 12-month period.
     7.3 The parties acknowledge that the provisions and obligations set forth in this Section 7 are an integral part of this Agreement and that in the event Former Employee breaches any of the provisions or obligations of this Section 7 or any other term, provision or obligation of this Agreement, then Tekelec, in addition to any other rights or remedy it may have at law, in equity, by statute or otherwise, shall be excused from its payment obligations to Former Employee under the Severance Plan and this Agreement.
8. CONFIDENTIAL INFORMATION AND TRADE SECRETS
     8.1 Former Employee hereby recognizes, acknowledges and agrees that Tekelec is the owner of proprietary rights in certain confidential sales and marketing information, programs, tactics, systems, methods, processes, compilations of technical and non-technical information, records and other business, financial, sales, marketing and other information and things of value. To the extent that any or all of the foregoing constitute valuable trade secrets and/or confidential and/or privileged information of Tekelec, Former Employee hereby further agrees as follows:
          (a) That, except with prior written authorization from Tekelec’s CEO, for purposes related to Tekelec’s best interests, she will not directly or indirectly duplicate, remove, transfer, disclose or utilize, nor knowingly allow any other person to duplicate, remove, transfer, disclose or utilize, any property, assets, trade secrets or other things of value, including, but not limited to, records, techniques, procedures, systems, methods, market research, new product plans and ideas, distribution arrangements, advertising and promotional materials, forms, patterns, lists of past, present or prospective customers, and data prepared for, stored in, processed by or obtained from, an automated information system belonging to or in the possession of Tekelec which are not intended for and have not been the subject of public disclosure. Former Employee agrees to safeguard all Tekelec trade secrets in her possession or known to her at all times so that they are not exposed to, or taken by, unauthorized persons and to exercise her reasonable efforts to assure their safekeeping. This subsection shall not apply to information that as of the date hereof is, or as of the date of such duplication, removal, transfer, disclosure or utilization (or the knowing allowing thereof) by Former Employee has (i) become generally known to the public or competitors of Tekelec (other than as a result of a breach of this Agreement); (ii) been lawfully obtained by Former Employee from any third party who has lawfully obtained such information without breaching any obligation of confidentiality; or (iii) been published or generally disclosed to the public by Tekelec. Former Employee shall bear the burden of showing that any of the foregoing exclusions applies to any information or materials.
          (b) That all improvements, discoveries, systems, techniques, ideas, processes, programs and other things of value made or conceived in whole or in part by Former Employee with respect to any aspects of Tekelec’s current or anticipated business while an employee of Tekelec are and remain the sole and exclusive property of Tekelec, and Former Employee has disclosed all such things of value to Tekelec and will cooperate with Tekelec to insure that the ownership by Tekelec of such property is protected. All of such property of Tekelec in Former Employee’s possession or control, including, but not limited to, all personal notes, documents and reproductions thereof, relating to the business and the trade secrets or confidential or privileged information of Tekelec has already been, or shall be immediately, delivered to Tekelec.
     8.2 Former Employee further acknowledges that as the result of her prior service as an officer and employee of Tekelec, she has had access to, and is in possession of, information and documents protected by the attorney-client privilege and by the attorney work product doctrine. Former Employee understands that the privilege to hold such information and documents confidential is Tekelec’s, not hers personally, and that she will not disclose the information or documents to any person or entity without the express prior written consent of the CEO or Board of Tekelec unless she is required to do so by law.
     8.3 Former Employee’s obligations set forth in this Section 8 shall be in addition to, and not instead of, Former Employee’s obligations under any written Nondisclosure Agreement.
9. ENFORCEMENT OF SECTIONS 7 AND 8
     Former Employee hereby acknowledges and agrees that the services rendered by her to Tekelec in the course of her prior employment were of a special and unique character, and that breach by her of any provision of the covenants set forth in Sections 7 and 8 of this Agreement will cause Tekelec irreparable injury and damages. Former Employee expressly agrees that Tekelec shall be entitled, in addition to all other remedies available to it whether at law or in equity, to injunctive or other equitable relief to secure their enforcement.

     The parties hereto expressly agree that the covenants contained in Sections 7 and 8 hereof are reasonable in scope, duration and otherwise; however, if any of the restraints provided in said covenants are adjudicated to be excessively broad as to geographic area or time or otherwise, said restraint shall be reduced to whatever extent is reasonable and the restraint shall be fully enforced in such modified form. Any provisions of said covenants not so reduced shall remain in full force and effect.
10. PROHIBITION AGAINST DISPARAGEMENT
     10.1 Former Employee agrees that for a period of two years following the Effective Date any communication, whether oral or written, occurring on or off the premises of Tekelec, made by her or on her behalf to any person or entity (including, without limitation, any Tekelec employee, customer, vendor, supplier, any competitor, any media entity and any person associated with any media) which in any way relates to Tekelec (or any of its subsidiaries) or to Tekelec’s or any of its subsidiaries’ directors, officers, management or employees: (a) will be truthful; and (b) will not, directly or indirectly, criticize, disparage, or in any manner undermine the reputation or business practices of Tekelec or its directors, officers, management or employees. In response to any inquiries from prospective employers of Former Employee, Tekelec will confirm dates of employment, positions held, and that Former Employee resigned together with a statement that Tekelec’s policies prevent Tekelec from providing additional information and that no negative inferences should be drawn from Tekelec’s failure to do so.
     10.2 The only exceptions to Section 10.1 shall be: (a) truthful statements privately made to (i) the CEO of Tekelec, (ii) any member of Tekelec’s Board, (iii) Tekelec’s auditors, (iv) inside or outside counsel of Tekelec, (v) Former Employee’s counsel or (vi) Former Employee’s spouse; (b) truthful statements lawfully compelled and made under oath in connection with a court or government administrative proceeding; and (c) truthful statements made to specified persons upon and in compliance with prior written authorization from Tekelec’s CEO or Board to Former Employee directing her to respond to inquiries from such specified persons.
11. COOPERATION
     Former Employee agrees that for a period of five years commencing with the Effective Date she will cooperate fully and reasonably with Tekelec in connection with any future or currently pending matter, proceeding, litigation or threatened litigation: (1) directly or indirectly involving Tekelec (which, for purposes of this section, shall include Tekelec and each of its current and future subsidiaries, successors or permitted assigns); or (2) directly or indirectly involving any director, officer or employee of Tekelec (with regard to matters relating to such person(s) acting in such capacities with regard to Tekelec business). Such cooperation shall include making herself available upon reasonable notice at reasonable times and places for consultation and to testify truthfully (at Tekelec’s expense for reasonable, pre-approved out-of-pocket travel costs plus a daily fee equal to one-twentieth of her monthly severance compensation under Section 6.2 hereof for each full or partial day during which Former Employee makes herself so available which shall be paid with reasonable promptness following Tekelec’s receipt of an invoice from Former Employee) in any action as reasonably requested by the CEO or the Board of Directors. Former Employee further agrees to immediately notify Tekelec’s CEO in writing in the event that she receives any legal process or other communication purporting to require or request her to produce testimony, documents, information or things in any manner related to Tekelec, its directors, officers or employees, and that she will not produce testimony, documents, information or other things with regard to any pending or threatened lawsuit or proceeding regarding Tekelec without giving Tekelec prior written notice of the same and reasonable time to protect its interests with respect thereto. Former Employee further promises that when so directed by the CEO or the Board of Directors, she will make herself available to attend any such legal proceeding and will truthfully respond to any questions in any manner concerning or relating to Tekelec and will produce all documents and things in her possession or under her control which in any manner concern or relate to Tekelec. Former Employee covenants and agrees that she will immediately notify Tekelec’s CEO in writing in the event that she breaches any of the provisions of Sections 7, 8, 10 or 11 hereof.
12. SOLE ENTITLEMENT
     Former Employee acknowledges and agrees that her sole entitlement to compensation, payments of any kind, monetary and nonmonetary benefits and perquisites with respect to her prior Tekelec relationship (as an officer and employee) is as set forth in this Agreement, Tekelec’s bonus plan for officers as in effect from time to time, stock option and warrant agreements, COBRA, Tekelec Indemnification Agreement dated April 8, 2005 by and between Tekelec and Former Employee, and such other written agreements and securities between Tekelec and Former Employee as may exist or as may be set forth on Exhibit B hereto.
13. RELEASE OF CLAIMS
     13.1 General. Former Employee does hereby and forever release and discharge Tekelec and the predecessor corporation of Tekelec as well as the successors, current, prior or future shareholders of record, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys, insurers and representatives of each of them, past, present or future, from any and all cause or causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities and demands of any kind or character whatsoever, whether known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal agency, court or other governmental entity which are existing on or arising prior to the date of this Agreement and which, directly or indirectly, in whole or in part, relate or are attributable to, connected with, or incidental to the previous employment of Former Employee by Tekelec, the separation of that employment, and any dealings between the parties concerning Former Employee’s employment existing prior to the date of execution of this Agreement, excepting only those obligations expressly recited herein or to be performed hereunder. Nothing contained in this Section 12 shall affect any rights, claims or causes of action which Former Employee may have (1) with respect to her outstanding stock options, warrants or other stock subscription rights to purchase Tekelec Common Stock or other securities under the terms and conditions thereof; (2) as a shareholder of Tekelec; (3) to indemnification by Tekelec, to the extent required under the provisions of Tekelec’s Articles of Incorporation, Tekelec’s Bylaws, the California General Corporation Law, insurance or contracts, with respect to matters relating to Former Employee’s prior service as a director, an officer, employee and agent of Tekelec; (4) with respect to any other written agreement listed on Exhibit B hereto; and (5) to make claims against or seek indemnification or contribution from anyone not released by the first sentence of this Section 12 with respect to any matter or anyone released by the first sentence of this Section 12 with respect to any matter not released thereby; or (6) with respect to Tekelec’s performance of this Agreement. Further, Former Employee waives specifically any and all rights or claims Former Employee has or may have under the ADEA and/or the OWBPA, and acknowledges that such waiver is given voluntarily in exchange for certain consideration included in the severance benefits being paid pursuant to this Agreement.
     13.2 Waiver of Unknown Claims. Former Employee acknowledges that she is aware that she may hereafter discover claims or facts different from or in addition to those she now knows or believes to be true with respect to the matters herein released, and she agrees that this release shall be and remain in effect in all respects a complete general release as to the matters released and all claims relative thereto which may exist or may heretofore have existed, notwithstanding any such different or additional facts. Former Employee acknowledges that she has been informed of Section 1542 of the Civil Code of the State of California, and does hereby expressly waive and relinquish all rights and benefits which she has or may have under said Section or any other comparable section under the laws of North Carolina or other state as applicable. Section 1542 reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by her must have materially affected his settlement with the debtor.”
     13.3 Covenant Not to Sue on Matters Released. Former Employee covenants that she will not make, assert or maintain against any person or entity that Former Employee has released in this Agreement, any claim, demand, action, cause of action, suit or proceeding arising out of or in connection with the matters herein released, including but not limited to any claim or right under the ADEA, the OWBPA, or any other federal or state statute or regulation. Former Employee represents and warrants that she has not assigned or transferred, purported to assign or transfer, and will not assign or transfer, any matter or claim herein released. Former Employee represents and warrants that she knows of no other person or entity which claims an interest in the matters or claims herein released. Former Employee agrees to, and shall at all times, indemnify and hold harmless each person and entity that Former Employee has released in this Agreement against any claim, demand, damage, debt, liability, account, action or cause of action, or cost or expense, including attorneys’ fees, resulting or arising from any breach of the representations, warranties and covenants made herein.
14. ASSIGNMENT
     Former Employee represents and warrants that she has not heretofore assigned, transferred or granted or purported to assign, transfer or grant any claims, entitlement, matters, demands or causes of action herein released, disclaimed, discharged or terminated, and agrees to indemnify and hold harmless Tekelec from and against any and all costs, expense, loss or liability incurred by Tekelec as a consequence of any such assignment, transfer or grant.

15. FORMER EMPLOYEE REPRESENTATIONS
     Except as indicated on Exhibit C, from the period beginning on May 10, 2006 through the Effective Date , Former Employee represents and warrants that she has not acted or omitted to act in any respect which directly or indirectly would have constituted a violation of Sections 7, 8, 10 or 11 herein had this Agreement then been in effect.
16. MISCELLANEOUS
     16.1 Notices. All notices and demands referred to or required herein or pursuant hereto shall be in writing, shall specifically reference this Agreement and shall be deemed to be duly sent and given upon actual delivery to and receipt by the relevant party (which notice, in the case of Tekelec, must be from an officer of Tekelec) or five days after deposit in the U.S. mail by certified or registered mail, return receipt requested, with postage prepaid, addressed as follows (if, however, a party has given the other party due notice of another address for the sending of notices, then future notices shall be sent to such new address):

(a)	If to Tekelec:	Tekelec
5200 Paramount Parkway
Morrisville, North Carolina 27560
Attn: Chief Executive Officer

	With a copy to:	Lynn K. Thompson, Esq.
Bryan Cave LLP
120 Broadway, Suite 300
Santa Monica, CA 91204

(b)	If to Former Employee:	Lori A. Craven
1244 Bayleaf Ch. Road
Raleigh, NC 27614-9167

	With a copy to:	Hugh W. Davis II
Poyner & Spruill LLP
P.O. Box 10096
Raleigh, NC 27605-0096
     16.2 Legal Advice and Construction of Agreement. Both Tekelec and Former Employee have received (or have voluntarily and knowingly elected not to receive) independent legal advice with respect to the advisability of entering into this Agreement and with respect to all matters covered by this Agreement and neither has been entitled to rely upon or has in fact relied upon the legal or other advice of the other party or such other party’s counsel (or employees) in entering into this Agreement. Without limiting the generality of the foregoing, Former Employee acknowledges that she has been encouraged to obtain independent advice concerning the tax consequences of the severance benefits payable under this Agreement including Section 409A of the Internal Revenue Code, and that while both parties have cooperated in an effort to minimize any adverse tax consequences, Tekelec has not made any representations (other than as set forth in Section 2.3 above) regarding, nor indemnified Former Employee with respect to any tax liabilities that may be imposed on her.
     16.3 Parties’ Understanding. Tekelec and Former Employee state that each has carefully read this Agreement, that it has been fully explained to it/her by its/her attorney (or that it/she has voluntarily and knowingly elected not to receive such explanation), that it/she fully understands its final and binding effect, that the only promises made to it/her to sign the Agreement are those stated herein, and that it/she is signing this Agreement voluntarily.
     16.4 Recitals and Section Headings. Each term of this Agreement is contractual and not merely a recital. All recitals are incorporated by reference into this Agreement. Captions and section headings are used herein for convenience only, are not part of this Agreement and shall not be used in interpreting or construing it.
     16.5 Entire Agreement. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. Notwithstanding the foregoing, the parties understand and agree that any Nondisclosure Agreement and all other written agreements between Former Employee and Tekelec are separate from this Agreement and, subject to the terms and conditions of each such agreement, shall survive the execution of this Agreement, and nothing contained in this Agreement shall be construed as affecting the rights or obligations of either party set forth in such agreements.
     16.6 Severability. In the event any provision of this Agreement or the application thereof to any circumstance shall be determined by arbitration pursuant to Section 16.10 of this Agreement or held by a court of competent jurisdiction to be invalid, illegal or unenforceable, or to be excessively broad as to time, duration, geographical scope, activity, subject or otherwise, it shall be construed to be limited or reduced so as to be enforceable to the maximum extent allowed by applicable law as it shall then be in force, and if such construction shall not be feasible, then such provision shall be deemed to be deleted herefrom in any action before that court, and all other provisions of this Agreement shall remain in full force and effect.
     16.7 Amendment and Waiver. This Agreement and each provision hereof may be amended, modified, supplemented or waived only by a written document specifically identifying this Agreement and signed by each party hereto. Except as expressly provided in this Agreement, no course of dealing between the parties hereto and no delay in exercising any right, power or remedy conferred hereby or now or hereafter existing at law, in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such rights, power or remedy.
     16.8 Cumulative Remedies. None of the rights, powers or remedies conferred herein shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred herein or now or hereafter available at law, in equity, by statute or otherwise.

     16.9 Specific Performance. Each party hereto may obtain specific performance to enforce its/her rights hereunder and each party acknowledges that failure to fulfill its/her obligations to the other party hereto would result in irreparable harm.
     16.10 Arbitration. Except for the right of either party to apply to a court of competent jurisdiction for a Temporary Restraining Order to preserve the status quo or prevent irreparable harm, any dispute or controversy between Tekelec and Former Employee under this Agreement involving its interpretation or the obligations of a party hereto shall be determined by binding arbitration in accordance with the National Rules for the Arbitration of Employment Disputes of the American Arbitration Association, in Wake County , State of North Carolina. Tekelec shall be responsible for paying the filing fee and tribunal costs associated with arbitration. The arbitrators shall have the authority to permit discovery, to the extent deemed appropriate by the arbitrator, upon request of a party. The arbitrator shall have no power or authority to add to or, except as otherwise provided by Section 16.6 hereof, to detract from the agreements of the parties, and the prevailing party shall recover costs and attorneys’ fees incurred in arbitration. Employee shall not be entitled to receive any reimbursement of costs and attorneys’ fees pursuant to this section if the parties agree that the reimbursement would be included in the Former Employee’s income pursuant to Section 409A(a)(1)(A) of the Code, or would result in the imposition of any additional tax or interest charge pursuant to Section 409A(a)(1)(B) of the Code).The arbitrator shall have the authority to grant injunctive relief in a form substantially similar to that which would otherwise be granted by a court of law. The arbitrator shall have no authority to award punitive or consequential damages. The resulting arbitration award may be enforced, or injunctive relief may be sought, in any court of competent jurisdiction. Any action arising out of or relating to this Agreement may be filed only in the Superior Court of the County of Wake, North Carolina or the United States District Court for the Eastern District of North Carolina.
     16.11 Choice of Law and Venue. This Agreement was negotiated, executed and delivered within the State of North Carolina, and the rights and obligations of the parties hereto shall be construed and enforced in accordance with and governed by the internal (and not the conflict of laws) laws of the State of North Carolina applicable to the construction and enforcement of contracts between parties resident in North Carolina which are entered into and fully performed in North Carolina. Any action or proceeding arising out of, relating to or concerning this Agreement that is not subject to the arbitration provisions set forth in Section 16.10 above shall be filed in the state courts of the County of Wake, State of North Carolina or in a United States District Court for the Eastern District of North Carolina and in no other location. The parties hereby waive the right to object to such location on the basis of venue.
     16.12 Attorneys’ Fees. In the event a lawsuit is instituted by either party concerning a dispute under this Agreement, the prevailing party in such lawsuit shall be entitled to recover from the losing party all reasonable attorneys’ fees, costs of suit and expenses (including the reasonable fees, costs and expenses of appeals), in addition to whatever damages or other relief the injured party is otherwise entitled to under law or equity in connection with such dispute; provided, however, that Former Employee shall not be entitled to receive any reimbursement of costs, expenses and attorneys’ fees pursuant to this section if the parties agree that the reimbursement would be included in the Former Employee’s income pursuant to Section 409A(a)(1)(A) of the Code, or would result in the imposition of any additional tax or interest charge pursuant to Section 409A(a)(1)(B) of the Code.
     16.13 Force Majeure. Neither Tekelec nor Former Employee shall be deemed in default if its/her performance of obligations hereunder is delayed or become impossible or impracticable by reason of any act of God, war, fire, earthquake, strike, civil commotion, epidemic, or any other cause beyond such party’s reasonable control.
     16.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     16.15 Successors and Assigns. Neither party may assign this Agreement or any of its rights or obligations hereunder (including, without limitation, rights and duties of performance) to any third party or entity, and this Agreement may not be involuntarily assigned or assigned by operation of law, without the prior written consent of the non-assigning party, which consent may be given or withheld by such non-assigning party in the sole exercise of its discretion, except that Tekelec may assign this Agreement to a corporation acquiring: (1) 50% or more of Tekelec’s capital stock in a merger or acquisition; or (2) all or substantially all of the assets of Tekelec in a single transaction; and except that Former Employee may transfer or assign her rights under this Agreement voluntarily, involuntarily or by operation of law upon or as a result of her death to her heirs, estate and/or personal representative(s). Any prohibited assignment shall be null and void, and any attempted assignment of this Agreement in violation of this section shall constitute a material breach of this Agreement and cause for its termination by and at the election of the other party hereto by notice. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each person or entity released pursuant to Section 12 hereof and, except as otherwise provided herein, their respective legal successors and permitted assigns.
     16.16 Payment Procedure. Except as otherwise explicitly provided herein or in the Severance Plan, all payments by Tekelec to Former Employee or by Former Employee to Tekelec due hereunder may be by, at the paying party’s election, cash, wire transfer or check. Except as explicitly provided herein or in the Severance Plan, neither party may reduce any payment or obligation due hereunder by any amount owed or believed owed to the other party under any other agreement, whether oral or written, now in effect or hereafter entered into.
     16.17 Survival. The definitions, representations and warranties herein as well as obligations set forth in Sections 7, 8 and 10 through 16 shall survive any termination of this Agreement for any reason whatsoever.
     16.18 No Admission. Neither the entry into this Agreement nor the giving of consideration hereunder shall constitute an admission of any wrongdoing by Tekelec or Former Employee.
     16.19 Limitation of Damages. Except as expressly set forth herein, in any action or proceeding arising out of, relating to or concerning this Agreement, including any claim of breach of contract, liability shall be limited to compensatory damages proximately caused by the breach and neither party shall, under any circumstances, be liable to the other party for consequential, incidental, indirect or special damages, including but not limited to lost profits or income, even if such party has been apprised of the likelihood of such damages occurring.
     16.20 Pronouns. As used herein, the words “she”, “her” and “herself” shall be deemed to refer to the feminine as the identity of the person referred to and the context may require.
     16.21 Effectiveness. This Agreement shall become effective upon execution by the later of the parties hereto to execute this Agreement.
17. 21 DAY REVIEW PERIOD; RIGHT TO REVOKE
Former Employee acknowledges that she was advised in writing to consult with an attorney prior to executing this Agreement and represents and warrants to Tekelec that she has done so, and further acknowledges that she has been given a period of 21 days within which to consider the terms and provisions of this Agreement with her attorney. If Former Employee has executed and delivered to Tekelec this Agreement prior to the expiration of such 21-day period, then in doing so, Former Employee acknowledges that she has unconditionally and irrevocably waived her right to that unexpired portion of such 21-day period. In addition, Former Employee shall have the right to revoke this Agreement for a period of seven days following the date on which this Agreement is signed by sending written notification of such revocation directly to each of Tekelec and Ronald W. Buckly at the addresses specified in Section 16.1, supra, via hand delivery.
18. 409A COMPLIANCE
     18.1 Severance Plan Superseded. The parties intend that this Agreement shall constitute an amendment and restatement of the Severance Plan’s provisions as they apply to Former Employee for the purpose of bringing the Severance Plan documentation into compliance with Code Section 409A, effective retroactively to January 1, 2005.
     18.2 Construction in Accordance with Code Section 409A. The parties agree that, pending the effective date of final regulations, this Agreement shall be administered in good faith in compliance with Section 409A of the Code, and applicable guidance thereunder, with respect to any amounts treated as compensation deferred after December 31, 2004. The parties intend that the terms of this Agreement be construed in a manner consistent with Code Section 409A and in a manner that will not result in amounts being included in the Former Employee’s income pursuant to Section 409A(a)(1)(A) of the Code, or that would result in the imposition of any additional tax or interest charge pursuant to Section 409A(a)(1)(B) of the Code.
     18.3 Tekelec and Former Employee agree to cooperate to the extent reasonably necessary (without unreasonable cost or burden to Tekelec) to prevent amounts payable hereunder from being included in Former Employee’s income pursuant to Section 409A(1)(A) of the Code or being subject to any additional tax or interest charge pursuant to Section 409A(a)(1)(B) of the Code, provided that there shall be no change in the value of Former

Employee’s compensation or benefits or in Tekelec’s costs or administrative burdens in fulfilling its obligations under the applicable plan, agreement or arrangement.

TEKELEC		LORI CRAVEN

By:	/s/ Ronald W. Buckly	Signature:	/s/ Lori Craven

Name:	Ronald W. Buckly	Date Signed June 22, 2006

Senior Vice President, Corporate
Title:	Affairs and General Counsel

Date Signed June 22, 2006

L. Craven

EXHIBIT A
OUTSTANDING STOCK PURCHASE RIGHTS

		Maximum
		Number of
		Shares	Purchase
		Purchasable	Price	Termination
Plan/Type of Security	Date Issued	As of 7/01/06[1]	Per Share	Date
1994/ISO	01/18/2002	20,000	$19.2100	September 30, 2006

Ofcr/NSO	01/18/2002	180,000	$19.210	Footnote[2]

1994/NSO	01/31/2003	37,500	$8.540	Footnote[3]

1994/NSO	01/31/2003	23,439	$8.540	Footnote [4]

2003/NSO	03/05/2004	37,500	$18.800	Footnote[5]

2003/NSO	03/05/2004	4,688	$18.800	Footnote[6]

2003/NSO	04/02/2004	50,000	$17.330	Footnote[7]

2003/NSO	04/02/2004	6,250	$17.330	Footnote[8]

[1]	In connection with the filing of Tekelec’s Current Report on Form 8-K in February 2006 wherein Tekelec announced that it would restate previously issued financial statements, Former Employee is not able to exercise stock options under Tekelec’s stock option plans until such time as Tekelec becomes current in its SEC reporting and the restriction on the issuance of shares of Tekelec’s common stock lapses.

[2]	The termination date shall be the later of the date that is thirty (30) calendar days after the restriction lapses or September 30, 2006.

[3]	The termination date shall be the later of the date that is thirty (30) calendar days after the restriction lapses or September 30, 2006.

[4]	The termination date shall be the later of the date that is thirty (30) calendar days after the restriction lapses ends or September 30, 2006.

[5]	The termination date shall be the later of the date that is thirty (30) calendar days after the restriction lapses or September 28, 2006.

[6]	The termination date shall be the later of the date that is thirty (30) calendar days after the restriction lapses or September 28, 2006.

[7]	The termination date shall be the later of the date that is thirty (30) calendar days after the restriction lapses ends or September 28, 2006.

[8]	The termination date shall be the later of the date that is thirty (30) calendar days after the restriction lapses ends or September 28, 2006.

EXHIBIT B
LIST OF OTHER AGREEMENTS (Pursuant to §§12 and 13)

- None -

EXHIBIT C
EXCEPTIONS (Pursuant to §15)

- None -